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                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS



         We consent to the incorporation by reference of our report dated February 9, 2001 (except for Note A, the ninth paragraph of Note N and the fourth paragraph of Note S, which are as of February 22, 2001), on the consolidated financial statements of Creditrust Corporation and Subsidiaries contained in the Current Report on Form 8-K, as amended, of NCO Group, Inc. (the "Company") into the following Registration Statements of the Company: (i) Registration Statement on Form S-8 to be filed by the Company with respect to the registration of 2,000,000 shares of common stock; (ii) Registration Statement on Form S-3 to be filed by the Company with respect to the registration for resale of $125,000,000 of its 4.75% Convertible Subordinated Notes Due 2006 and the common stock issuable upon conversion of the Notes; (iii) Registration Statement on Form S-8 (Registration No. 333-42743) filed with the Commission on December 19, 1997; (iv) Registration Statement on Form S-8 (Registration No. 333-62131) filed with the Commission on August 24, 1998; (v) Registration Statement on Form S-8 (Registration No. 333-73087) filed with the Commission on June 11, 1999; (vi) Registration Statement on Form S-8 (Registration No. 333-83229) filed with the Commission on September 21, 1999;
(vii) Registration Statement on Form S-8 (Registration No.333-87493) filed with the Commission on September 21, 1999; and (viii) Registration Statement on Form S-3 (Registration No. 333-86473) filed with the Commission on September 3, 1999.


                                              /s/ REZNICK FEDDER & SILVERMAN




Baltimore, Maryland
May 23, 2001